EXHIBIT 8.1

MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C.

12010 Sunset Hills Road

Suite 900

Reston, VA 20190-5839

Telephone: (703) 464-4800	Facsimile: (703) 464-4895

July 23, 2004

Corvis Corporation

7015 Albert Einstein Drive

Columbia, MD 21046-9400

Ladies and Gentlemen:

We have acted as counsel to Corvis Corporation (“CORVIS”), a Delaware corporation, in connection with the proposed merger (the “Merger”) of Corvis Acquisition Company, Inc. (“Merger Sub”), a Delaware corporation and a wholly-owned subsidiary of CORVIS, with and into Focal Communications Corporation (“FOCAL”), a Delaware corporation, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 3, 2004, among CORVIS, Merger Sub and FOCAL. The Merger is described in the Registration Statement on Form S-4 (the “Registration Statement”) of which this exhibit is a part. This opinion is being rendered pursuant to the requirements of Item 21(a) of Form S-4 under the Securities Act of 1933, as amended, and Item 601(b)(8) of Regulation S-K. Capitalized terms not defined herein have the meanings set forth in the Merger Agreement and the documents related thereto. All section references, unless otherwise indicated, are to the United States Internal Revenue Code of 1986, as amended (the “Code”).

In preparing this opinion, we have examined and relied upon (i) the Merger Agreement, (ii) the Registration Statement, and (iii) such other documents as we have deemed necessary or appropriate in order to enable us to render this opinion. In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories.

In rendering this opinion, we have assumed without investigation or verification that the facts relating to the Merger as described in the Registration Statement are true, correct and complete in all material respects; that all representations and warranties contained in the Registration Statement and the Merger Agreement are, at the time they are made, and will remain at all times through the Effective Time, true, correct and complete and may be relied upon by us at the time they are made and at all times through the Effective Time; that any representation in any of the documents referred to herein that is made “to the best of the knowledge and belief” (or similar qualification) of any person or party are true, correct and complete without such qualification; and that, as to all matters for which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of, any plan, intention, understanding or agreement, there is no such plan, intention, understanding or agreement. We have further assumed that all parties to the Merger Agreement and to any other documents examined by us have acted, and will act, in accordance with the terms of such Merger Agreement and documents; that the Merger will be consummated at the Effective Time pursuant to the terms and conditions set forth in the Merger Agreement (including all covenants and conditions contained therein) without the waiver or modification of any such terms and conditions; that the Merger will be effective as a merger under the applicable laws of Delaware; and that CORVIS and FOCAL each will comply with all reporting obligations required under the Code and Treasury Regulations with respect to the Merger. Any inaccuracy in, or breach of, any of the aforementioned statements, representations or assumptions could adversely affect our opinion.

Our opinion is based on existing provisions of the Code, Treasury Regulations, judicial decisions, and rulings and other pronouncements of the Internal Revenue Service (the “IRS”) as in effect on the date of this opinion, all of which are subject to change (possibly with retroactive effect) or reinterpretation. No assurances can be given that a change in the law on which our opinion is based or the interpretation thereof will not occur or that such change will not affect the opinion expressed herein. We undertake no responsibility to advise you of any such developments in the law after the Effective Time.

No ruling has been or will be sought from the IRS by CORVIS or FOCAL as to the federal income tax consequences of any aspect of the Merger, and our opinion is not binding upon either the IRS or any court. Thus, no assurances can be given that a position taken in reliance on our opinion will not be challenged by the IRS or rejected by a court.

We have participated in the preparation of the discussion set forth in the section entitled “The Merger—Material United States Federal Income Tax Consequences” in the Registration Statement. In our opinion, such discussion, insofar as it relates to matters of United States federal income tax law, is accurate in all material respects.

Our opinion addresses only the specific United States federal income tax consequences of the Merger set forth herein, and does not address any other federal, state, local, or foreign income, estate, gift, transfer, sales, use or other tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger).

This opinion is being provided to you solely for use in connection with the Registration Statement, and this opinion letter may not be relied upon by any other person for any other purpose. We hereby consent to the use of our name under the caption “Material United States Federal Income Tax Consequences” and “Legal Matters” in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.